Filed pursuant to Rule 424(b)(3)
Registration No. 333-126172

Man-AHL 130, LLC

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 17, 2007

TO

PROSPECTUS AND DISCLOSURE DOCUMENT DATED FEBRUARY 1, 2007

Man-AHL 130, LLC ("Man-AHL 130") has been trading since April 1, 2007, and its Class A units of limited liability company interest ("Class A Units") are currently being sold in separate series (“Series”) at Net Asset Value as of the first day of each calendar month.  As of July 31, 2007, two Series were outstanding.  The Net Asset Value of a Class A Series 2 Unit originally sold for $100 as of April 1, 2007 was $109.50; and the Net Asset Value of a Class A Series 1 Unit originally sold for $112.32 as of July 1, 2007 was $109.39, and the aggregate capitalization of Man-AHL 130 was approximately $16.5 million.

In addition to selling the Class A Units as of the beginning of each month, Man-AHL 130 is offering Class B Units for sale as of the beginning of each month during an initial offering period scheduled to end September 28, 2007.  The Class A Units and the Class B Units are substantially identical except that the Class B Units are structured so as not to cause tax-exempt investors to recognize “unrelated business taxable income” on their investment in Man-AHL 130.  Man Investments (USA) Corp., the Managing Member of Man-AHL 130, LLC (the “Managing Member”), has determined to extend the initial offering period for Class B Units until March 31, 2008 (subject to earlier termination).  If subscriptions for at least 10,000 Class B Units are not accepted by March 31, 2008, the offering of Class B Units will be terminated and subscription proceeds received in respect of Class B Units will be returned within 5 business days to subscribers together with any interest earned thereon; furthermore, if fewer than 100 investors have subscribed for Class B Units by March 31, 2008, the Managing Member may elect to terminate the offering of such Units, in which case subscribers will be notified and subscription funds will be returned as above.

The current Prospectus of Man-AHL 130 dated February 1, 2007 may not be used subsequent to November 1, 2007.

MAN INVESTMENTS (USA) CORP.

MANAGING MEMBER